Exhibit 99.1

FOR IMMEDIATE RELEASE



             Lincoln Educational Services Corporation Reports Record
                    Fourth Quarter and Year-End 2005 Results


West Orange, New Jersey, February 28, 2006 - Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today reported record results for the year ended December 31, 2005 and for the fourth quarter of 2005. The Company also provided guidance for full-year 2006.

Highlights:

o  Year over year revenue growth of 14.5% to $299.2 million from $261.2 million

o  Year over year average enrollment  growth of 9.9% to 17,869

o  Year over year operating income margin grew to 10.9% of revenues from 9.6%

o Year over year diluted EPS growth of 35.7% to $0.76 from $0.56. Excluding a charge of $0.05 per share of stock based compensation expense in accordance with SFAS No. 123R "Share-Based Payment", earnings per diluted share would have been $0.81.

o  Quarterly revenue growth of 11.5% to $81.8 million from $73.3 million

o Fourth quarter 2005 diluted EPS growth of 77.8% to $0.48 from $0.27 in 2004. Excluding a charge of $0.01 per share of stock based compensation expense in accordance with SFAS No. 123R, earnings per diluted share would have been $0.49.

2006 Guidance:

o  Revenue of $340 to $345 million

o EPS of $0.87 to $0.93, representing an EPS growth rate of 15% to 22%. Before accounting for stock based compensation expense of approximately $0.05 per fully dilutive share, the Company expects EPS of $0.92 to $0.98.

Comment and Outlook

David F. Carney, Lincoln's Chairman and CEO, commented, "We are pleased with our full-year and fourth quarter results. Despite the softness that we and the industry experienced throughout the year, we delivered record revenue, which grew 14.5% over prior year, and record net income of $18.7 million, which represents a 44.2% increase from prior year. As we enter 2006 we are beginning to benefit from the growth initiatives we implemented in 2005 and are starting to see evidence of an improvement in the overall operating environment. As a result, this gives us great optimism for the future and we believe that our on-going growth initiatives will generate tangible returns for our shareholders in 2006."

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The growth initiatives that will fuel our 2006 growth include:

o Develop Start-up Campuses - opening of our automotive school in Queens, NY during the first quarter of 2006.

o Expansion of Existing Facilities - Grand Prairie campus expansion is on track to open in the 3rd quarter of 2006.

o Curriculum Transplants and Replications - will add two (2) new Euphoria programs at existing campuses and one (1) new culinary program.

o Develop New Programs - new programs will be added to three of our product lines.

o Introduce On-line Education Initiatives - on-line program roll-out in late 2nd quarter of 2006.

o Opportunistically Pursue Strategic Acquisitions - completed the purchase of Euphoria in December 2005 and continue to look at other strategic acquisitions.

o Develop Degree Programs and Convert Existing Students to Degree Programs - increased degree offerings to17 campuses with 14.2% of total average student population and growing.

Mr. Carney concluded, "Based on our growth initiatives we remain confident in our ability to achieve our long term goals. The significant progress we have made on our strategic initiatives supports our optimism."

Operating Performance

Revenues increased by $38.0 million, or 14.5%, to $299.2 million in 2005 from $261.2 million for 2004. Of this increase approximately $16.7 million, or 6.4%, was attributable to the acquisition of New England Technical Institute (NETI) on January 11, 2005, while the remainder of the increase was primarily due to a 3.0% increase in our average undergraduate full-time student enrollment and from tuition increases which ranged between 2% and 5% annually depending on the program.

Our operating income for the year was $32.5 million, which represented a 29.6% increase on a year over year basis. The improvement in operating income is due to operating efficiencies as well as to decreases in our cost structure in order to bring our costs in line with our enrollment for the year.

On an overall basis our educational services and facilities expenses increased by $16.7 million, or 15.9%, to $121.5 million in 2005 from $104.8 million for 2004. Our acquisition of NETI accounted for 9.6%, or $10.0 million, of this increase. Instructional expenses increased by 3.6% over the prior year primarily due to increases in compensation and benefits. The increase in average student population also resulted in an increase in books and tools expenses, which increased 8.2% for the year. The remainder of the increase in educational services and facilities was primarily due to facilities expenses which increased $3.5 million for the year. Educational services and facilities expenses as a percentage of revenues increased to 40.6% of revenues for 2005 from 40.1% for 2004.

Our selling, general and administrative expenses for the year ended December 31, 2005 were $145.2 million, an increase of $14.3 million, or 10.9% from $130.9 million in 2004. Approximately $5.8 million of this increase, or 4.4%, was attributable to our acquisition of NETI in January 2005. The remainder of the increase was primarily due to: (a) a 5.2% increase in sales expense resulting mainly from higher salaries and benefit expenses related to additional admission representatives, (b) a 17.3%, or $3.9 million increase in marketing costs as a result of increased advertising expenses associated with student leads and enrollment and (c) a 9.0% increase in student services expense as a result of our 3.0% growth in average student population as well as increased expenses incurred to bus our students in some of our campuses.

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As a result of the above our operating margin for the year increased to 10.9% in
2005 from 9.6% in 2004.

Net income and earnings per fully dilutive share for the year was $18.7 million and $0.76, respectively. This represents an increase of 44.2% and 35.7%, respectively in net income and earnings per fully dilutive share over 2004.

Revenue for the fourth quarter of 2005 was $81.8 million, an 11.5% increase from $73.3 million from the same quarter of last year. Excluding the acquisition of New England Technical Institute on January 11, 2005, revenues would have increased 4.9% over the same period last year. The primary driver of this growth was from tuition increases. Excluding the acquisition of New England Technical Institute, average student enrollments decreased 2.0% from the same quarter of last year

On an overall basis educational services and facilities for the fourth quarter of 2005 increased 5.5% to $30.4 million as compared to $28.8 million in the prior period. This increase was mainly attributable to facilities expense which increased quarter over quarter due to facility expansions at several campuses during the year as well as rent in our new Queens, New York facility. The increase in educational services and facilities expenses is also attributable to increases in books and tools expenses to service the increase in student enrollment.

Selling, general and administrative expenses for the fourth quarter of 2005 decreased by 9.8% as compared to the 2004 fourth quarter. A reduction in sales and marketing expenses for quarter of $1.9 million from the prior quarter in 2004 represented 57.6% of this decrease. The remainder of the decrease in selling, general and administrative expenses during the fourth quarter related to a decrease in administrative expenses of approximately $1.4 million, which was the result of lower levels of compensation expenses.

As a result, our overall operating margin was 26.0% for fourth quarter of 2005 as compared to 15.1% for the 2004 period.

Net income for the fourth quarter of 2005 was $12.4 million, or $0.48 per diluted share, as compared to $6.1 million or $0.27 per diluted share for the comparable period in 2004. Earnings per share includes a charge of $0.01 and $0.01 per share for the fourth quarter of 2005 and 2004, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R "Share-Based Payment".

Balance Sheet

As of December 31, 2005, we had $50.3 million in cash and cash equivalents, compared to $41.4 million at December 31, 2004.

As of December 31, 2005, our stockholders' equity was $136.0 million, compared to $58.1 million as of December 31, 2004 with the change resulting primarily from our initial public offering.

Student Enrollment

Average student enrollment for fourth quarter of 2005 was 18,846 students, representing an increase of 5.9% from the fourth quarter last year. Excluding the acquisition of New England Technical Institute, our average student enrollment decreased 2.0% over last year.

Average student enrollment for the year ended December 31, 2005 was 17,869 students, representing an increase of 9.9% from the prior year. Excluding the acquisition of New England Technical Institute, our average student enrollment increased 3.0% over last year.

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (617) 213-8052 (international) or (866) 314-5232(domestic) and citing code 41777080. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (617) 801-6888 (international) and (888) 286-8010 (domestic) citing code 38472278.

About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in four principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, pharmacy technicians and massage therapists), skilled trades and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 34 campuses in 15 states under eight brands: Lincoln Technical Institute, The Cittone Institute, CEI, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College, New England Technical Institute and Euphoria. Lincoln has a combined enrollment of approximately 17,600 students as of December 31, 2005.



Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's registration statement on Form S-1, as amended. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

                       (Please see financial attachments.)
Contacts:
Investors:                                         Press or Media:
John Buckley/Brad Edwards                          Jennifer Gery

Brainerd Communicators, Inc.                       Brainerd Communicators, Inc.

212-986-6667                                       212-986-6667


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

            LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)




                                              Three Months Ended               Year Ended
                                                  December 31,                 December 31,
                                            2005             2004           2005           2004
                                            ----             ----           ----           ----

REVENUES                                $   81,764       $   73,300       $299,221       $261,233
                                        ----------       ----------       --------       --------
COSTS AND EXPENSES
  Educational services and facilities       30,366           28,789        121,524        104,843
  Selling, general and administrative       30,103           33,386        145,194        130,941
  Loss (gain) on sale of assets                 (4)              45             (7)           368
                                        ----------       ----------       --------       --------
    Total costs & expenses                  60,465           62,220        266,711        236,152
                                        ----------       ----------       --------       --------

OPERATING INCOME                            21,299           11,080         32,510         25,081
                                        ----------       ----------       --------       --------

INTEREST INCOME                                467               38            775            104
INTEREST EXPENSE                              (464)            (684)        (2,892)        (3,007)
OTHER INCOME                                     1                -            243             42
                                        ----------       ----------       --------       --------

INCOME BEFORE INCOME TAXES                  21,303           10,434         30,636         22,220
                                        ----------       ----------       --------       --------
PROVISION FOR INCOME TAXES                   8,893            4,327         11,927          9,242
                                        ----------       ----------       --------       --------

NET INCOME                               $  12,410         $  6,107       $ 18,709       $ 12,978
                                        ==========       ==========       ========       ========

Earnings per share - basic:
   Net income available to common
     shareholders                         $   0.49         $   0.28         $ 0.80         $ 0.60
                                        ==========       ==========       ========       ========
Earnings per share - diluted:
   Net income available to common
    shareholders                          $   0.48         $   0.27         $ 0.76         $ 0.56
                                        ==========       ==========       ========       ========

Other data:

Depreciation and amortization               $3,462           $2,985        $13,064        $10,749

Number of campuses                              34               28             34             28

Average population                          18,846           17,795         17,869         16,266

Stock based compensation                     $ 151             $463         $1,286         $1,793


Selected Consolidated Balance Sheet Data:                   December 31,
          (unaudited)                                         2005
                                                      ------------------

Cash and cash equivalents                                        $50,257
Current assets                                                    73,158
Working capital                                                    9,285
Total assets                                                     214,792
Current liabilities                                               63,873
Long-term debt and capital lease
   Obligations, including current portion                         10,485
Total stockholders' equity                                      $135,990



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